Exhibit 99.1

FOR RELEASE AT 4:30 PM EDT ON THURSDAY, APRIL 26, 2012

KODIAK OIL & GAS CORP. ANNOUNCES FIRST QUARTER 2012

SALES VOLUMES AND UPDATES WILLISTON BASIN OPERATIONS

DENVER — April 26, 2012 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today announced preliminary unaudited financial and operational results for the first quarter ended March 31, 2012.

Kodiak has prepared the preliminary information based on the most current information available to management.  Its normal closing and financial reporting processes with respect to the preliminary financial information have not been fully completed.  As a result, its actual financial and operational results could be different from this summary preliminary data, and any differences could be material.

Kodiak reported average sales volumes of 10,578 barrels of oil equivalent per day (BOE/d) for the first quarter 2012.  This represents a 467% increase over sales volumes of 1,864 BOE/d for the first quarter 2011 and a 47% increase over fourth quarter 2011 sales volumes of 7,195 BOE/d.  Crude oil accounted for 91% of first quarter 2012 sales volumes.

First Quarter 2012 Sales Volumes

The Company disclosed sales volumes and netback prices received for the period ended March 31, 2012, as summarized below:

	Quarterly Comparisons
Kodiak Oil & Gas Corp.	Three Months Ended			% Change
Net Sales Volumes Comparison	March 31,	Dec. 31,	March 31,	Sequential	Qtr.-over-
Product Sales Volumes(1)	2012	2011	2011	Quarter	Qtr.
Oil (Bbls)	878,576	622,190	157,395	41%	458%
Natural Gas (Mcf)	504,176	238,308	62,203	112%	711%
Barrels of Oil Equivalent (BOE)	962,606	661,908	167,762	45%	474%
Daily Sales (BOE/day)	10,578	7,195	1,864

Price Received: Natural Gas ($/Mcf)	$6.19	$8.00	$5.04	-23%	23%
Price Received: Crude Oil ($/Bbl)	$87.43	$85.35	$82.72	2%	6%

(1)Note that sales volumes exclude natural gas that is currently being flared pending connection to pipelines.

Management Comment

Commenting on first quarter production, Kodiak’s Chairman and CEO Lynn Peterson noted: “During the first quarter 2012, we focused on integrating our October 2011 and January 2012 acquisitions into Kodiak’s operations.  With the previously disclosed shortage of workover rigs early in the first quarter 2012, we encountered delays while installing artificial lift on some of the wells.  The result was production from these wells coming online in mid-February.  Much of our first quarter completion work involved partially completed acquired wellbores that required additional completion procedures to bring the wells to production.  We are pleased to announce that most of this work is complete.

“Oil and gas accounting rules require that production obtained in an acquisition prior to closing be treated as a reduction in acquisition costs as opposed to oil and gas sales.  As our latest acquisition was not closed until January 10, 2012, approximately 21,419 BOE in sales volumes, or 236 BOE/d for the first quarter, went against the asset and will not be reflected in the income statement for our first quarter 2012 financial results.

“In accordance with our 2012 drilling program, we completed three wells in our Grizzly project area which met our internal well performance expectations.  This area in southwest McKenzie County is characterized by lower reservoir pressures which do not yield the robust initial production rates common in other parts of the Basin.  The wells are being placed on artificial lift and we will report future production as we do with all of our wells.

“Importantly, flared natural gas volumes continue to steadily decrease as more plant capacity and other midstream infrastructure is brought online.  During the first quarter, we flared 1,167 BOE/d, or approximately 55% of our total gas produced during the quarter.  With ongoing third-party midstream build-out, we expect a continued reduction in flared gas volumes through the remainder of 2012 and into 2013.

“Finally, we continue our repair and remediation work on the wells that encountered mechanical issues during completion procedures at the end of 2011 and in early 2012.  We believe we have put this situation behind us as we are now using mostly cemented liners.  We successfully patched two wells, one of which has been completed in the sleeve stages and flowed back at a rate of 706 BOE/d out of five stages.  The remaining plug and perf stages will be completed at a later date.  The second well is currently scheduled for completion in the second quarter.  Ultimately, we expect each of the wells to be remediated and undergo completion operations.  However, we now anticipate the wells coming on line during the last three quarters of 2012, as opposed to the first half of 2012, as initially expected.  Delayed production from these wells does not alter our previously stated guidance range of 19,000 to 21,000 BOE/d of average production for 2012, nor our 2012 exit rate of 27,000 BOE/d, both of which we reaffirm.”

Interim Operations Update

The Company continues its active drilling and completion schedule into the second quarter 2012.  Kodiak is currently operating six drilling rigs and expects delivery of a seventh operated rig in May 2012.  The Company also has a full-time, 24-hour-per-day completion crew that commenced at the beginning of the year.  A second completion crew will be utilized going forward in order to accelerate completion activity.  The additional crew is not expected to increase the Company’s Capex, as the completion costs have already been built into the Capex, but should allow Kodiak to bring the wells on production earlier.

Currently, Kodiak has 14 gross (12.3 net) operated wells drilled and waiting to be completed.  Completion operations have finished on two gross (1.9 net) operated wells in April that are now flowing back.  The Company expects an additional 12 gross (10.4 net) operated wells to be completed during the remainder of the second quarter.  In Dunn County, the Company continues to participate in wells drilled by its partner where there are three gross (1.35 net) non-operated wells waiting on completion.

Kodiak expects to release its first quarter 2012 operational and financial results news release after the close of trading on Thursday, May 3, 2012.

Kodiak-Operated Wells Completed March/April 2012

		WI/		Length of	IP 24-hour Test (BOE/d)			Frac	Choke
Well Name	County	NRI (%)	Formation	Lateral	BOPD	MMcfe/d	BOE/d	Stages	Size”	PSI
Thomas 15-33-28-1H3	McKenzie	94 / 74	Three Forks	9,373'	Completing
Thomas 15-33-28-2H	McKenzie	94 / 74	Bakken	9,277'	Completed
Grizzly 149-104-15-12-1-2H	McKenzie	78 / 64	Bakken	8,632'	901	0.75	1,026	18	64/64	400
Pankowski 4-6H	McKenzie	61 / 49	Bakken	8,860'	1,312	1.66	1,588	14	32/64	1,500
Skunk Creek 9-2-3-5H	Dunn	99 / 81	Bakken	9,240'	1,939	1.41	3,030	30	36/64	1,500

Commenting on recent developments, Peterson continued:  “Kodiak’s operations team has been working diligently to integrate the recently acquired properties into our production base.  The majority of the integration is complete, and now we can return our focus to our 2012 drilling and completion schedule.  We are on track to meet our 73 gross and 51 net well program as contemplated under our $585 million 2012 Capex program.  For the remainder of the year, we expect all of our wells to be drilled and completed through the heart of our core leasehold in southern Williams, McKenzie and Dunn Counties, where we carry a high working interest in the wells.  During the first quarter, we delineated our acreage in the more outlying areas.  We are very pleased with the four Charging Eagle wells completed in the very southeastern portion of Dunn County, one of which was a Three Forks test.  The last two wells are our eastern-most producers and are the best we have in the area to date.

“Williston Basin oilfield services availability continues to improve. We expect this to result in better field-level efficiencies in the coming months.  We are also working on optimizing well bore density and will continue to test the concept.  The wells that encountered mechanical problems clearly impacted our first quarter production.  The operations team is working closely with our service providers and with our industry partners that have experienced similar problems.  This collaborative effort is yielding solutions that we believe will allow Kodiak and our industry partners to effectively remediate the wells.  By using cemented liners in most cases, we believe mechanical issues are less likely to be a factor on future wells.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, production interruptions and sales, the Company’s expectations regarding resolution of the mechanical issues, the Company’s reserve estimates and its expectations regarding growth in its estimated reserves, the Company’s expectation regarding the connection of its wells to pipelines,  the Company’s expectations regarding the timing and success of its exploration and development plans, the Company’s preliminary financial and operational results, the Company’s expectations regarding timing and success of its completion activity and the Company’s ability to execute to its 2012 capital expenditure program.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11